Exhibit 99.1

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722 Burleson Street      P. O. Box 2544       Phone: 361/883-5591/Ext.47
Corpus Christi           Corpus Christi       Fax: 361/888-8279
Texas 78402              Texas  78403         www.torminerals.com
                                              e-mail: rbowers@torminerals.com


     TOR Minerals Announces Temporary Partial Shutdown of Netherlands Plant

         Corpus Christi, Texas, June 22, 2005 - TOR Minerals International (Nasdaq: TORM) announced today that a significant portion of the manufacturing operations at its Netherlands facility has been shut down since the second week of June due to mechanical difficulties. The company said that approximately 70 percent of its manufacturing capacity at the Netherlands is affected by the shutdown. Necessary repairs are in process and the plant is expected to be fully operational by early-to-mid July.

         "This is disappointing as we were operating at near capacity to meet the strong growth in demand for our ALUPREM(R) products," said Richard Bowers, president and Chief Executive Officer of TOR Minerals.

         The company said that it is still determining the full impact that the Netherlands facility suspension will have on second quarter financial results. However, it expects second quarter 2005 revenue and net income to exceed 2004 second quarter results of net sales of $6,386,000 and net income of $190,000, or $0.02 per fully diluted share.

         The Company's HITOX(R) business at the Corpus Christi, TX and Ipoh, Malaysia locations remains unaffected and continues to operate well.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

         This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.



Contact for Further Information:
David Mossberg
Beacon Street Group Investor Relations
(817) 459-2346